EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (SEC File Nos. 333-147435, 333-108672 and 333-108673) and in Registration Statements on Form S-3 (SEC File Nos. 333-148286, 333-147596, 333-147595, 333-123401, 333-133264 and 333-115033) of our report dated March 23, 2007, except for the matters discussed in Note 19 dated as of October 12, 2007, with respect to the consolidated financial statements of Elixir Gaming Technologies, Inc. and Subsidiaries as of and for the year ended December 31, 2006, included in the Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Piercy, Bowler, Taylor and Kern

March 31, 2008